Ontario and Alberta - Form 27 British Columbia, Form 53-901F
MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE SECURITIES ACT (ONTARIO), SECTION 118(1) OF THE SECURITIES ACT (ALBERTA) AND SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
MATERIAL CHANGE REPORT

ITEM 1	REPORTING ISSUER Buffalo Gold Ltd. Suite 880, 609 Granville Street Vancouver, BC V7Y 1G5
ITEM 2	DATE OF MATERIAL CHANGE September 30, 2003
ITEM 3	PRESS RELEASE Issued September 30, 2003 at Vancouver, BC
ITEM 4

SUMMARY OF MATERIAL CHANGE

1.   Buffalo Gold Ltd. has, subject to regulatory approval, arranged a brokered private placement of units to be priced in the context of the market to generate gross proceeds of US$1,500,000.
2.   Buffalo Gold Ltd. has also arranged a bridge loan in the amount of C$230,000 to cover costs pending closing of the private placement.

ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

Buffalo Gold Ltd. ("Buffalo") has, subject to regulatory approval, arranged a brokered private placement of units to be priced in the context of the market to generate gross proceeds of US$1,500,000. Each unit will consist of one common share of Buffalo and one share purchase warrant entitling the purchase of an additional common share of Buffalo at the offering price of the units plus $0.05 per share for a period of two years.

Octagon Capital Corporation ("Octagon") has agreed to act as Buffalo's agent in respect of this placement and will receive a commission of 7% of the gross proceeds and a broker's warrant entitling the purchase, at the offering price, of that number of units that equals 10% of the number of units sold pursuant to the placement for a period of two years. Octagon also has the right to increase the amount of the offering by up to 25% or $375,000 to cover over-allotments. The proceeds from this placement will be used to fund Buffalo's ongoing due diligence on gold exploration properties in the People's Republic of China owned by Terrawest Minerals Inc. and, potentially, to fund acquisition, exploration and development costs related to such properties.

Buffalo has also arranged a bridge loan in the amount of C$230,000 to cover costs pending closing of the private placement. The loan will bear interest at the rate of 12% per annum and Buffalo has agreed to issue to the lenders that number bonus shares at a deemed price of US$0.50 per share as are equal in value to 20% of the loan.

ITEM 6	RELIANCE ON SECTION 85(2) OF THE ACT This report is not being filed on a confidential basis.
ITEM 7	OMITTED INFORMATION There are no significant facts required to be disclosed herein which have been omitted.
ITEM 8	DIRECTOR/SENIOR OFFICER Contact: John Tully Telephone: 604.685.5492
ITEM 9	STATEMENT OF SENIOR OFFICER/DIRECTOR The foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC this 30th day of September 2003.
/s/ John Tully ----------------------------------------------- John Tully, President & Director